SCHEDULE 14A INFORMATION

     Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                           (Amendment No. )

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 UNIFI, INC.
--------------------------------------------------------------------------------
              (Name of the Registrant as Specified In Its Charter)

                           CHARLES F. MCCOY
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)     Title of each class of securities to which transaction applies:

     2)     Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)     Proposed maximum aggregate value of the transaction:

     5)     Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)     Amount Previously Paid:

     2)     Form, Schedule or Registration Statement No.:

     3)     Filing Party:

     4)     Date Filed:

                                   UNIFI
                          QUALITY THROUGH PRIDE
                        7201 West Friendly Avenue
                    Greensboro, North Carolina  27410

                                            September 23, 1997

TO THE SHAREHOLDERS OF
     UNIFI, INC.


     The Annual Meeting of the Shareholders of your Company will be held at 10:00 A.M. on Thursday, October 23, 1997, at the Company's Plant T-5 facility located at 1641 Shacktown Road, in Yadkinville, North Carolina. The Notice of the Annual Meeting and the Proxy Statement containing detailed information about the business to be transacted at the meeting, as well as a proxy, are enclosed.

     The Annual Report relating to the Company's activities and operations for the fiscal year ended June 29, 1997 is also enclosed herewith.

     You are cordially invited to attend the Annual Meeting of the Shareholders in person. We would appreciate your signing and returning your proxy in the enclosed postage-paid return envelope so that your shares can be voted in the event you are unable to attend the meeting. Your proxy will be returned to you if you are present at the meeting and so request.

                                Sincerely,

                                G. ALLEN MEBANE

                                G. ALLEN MEBANE, IV
                                Chairman of the Board of Directors

                                 UNIFI
                          QUALITY THROUGH PRIDE

                      7201 West Friendly Avenue
                  Greensboro, North Carolina  27410


               NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON OCTOBER 23, 1997


To The Shareholders of Unifi, Inc.:

     The Annual Meeting of the Shareholders of Unifi, Inc. will be held at the corporation's Plant T-5 facility at 1641 Shacktown
Road, in Yadkinville, North Carolina, on Thursday, October 23,
1997, at 10:00 A.M. Eastern Daylight Savings Time, for the following purposes:

     1. To elect as directors of the corporation those nominees listed in the accompanying Proxy Statement; and

     2. To transact any other business that may be properly brought before the meeting or any adjournment or adjournments thereof.

     The Board of Directors, under the provisions of the By-Laws, has fixed the close of business on September 15, 1997, as the record date for determination of Shareholders entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof. The transfer books of the Corporation will not be closed.

     YOUR VOTE IS IMPORTANT and the Board of Directors would appreciate your signing and returning the accompanying proxy card promptly. A proxy may be revoked by the Shareholder at any time before it is exercised.

                             By Order of the Board of Directors:

                             CLIFFORD FRAZIER, JR.

                             Clifford Frazier, Jr.
                             Secretary

Greensboro, North Carolina
September 23, 1997

                                   UNIFI
                           QUALITY THROUGH PRIDE

                         7201 West Friendly Avenue
                     Greensboro, North Carolina 27410

                              PROXY STATEMENT

                          SOLICITATION OF PROXIES

     This solicitation of the enclosed proxy is made by the Board of Directors (the "Board") of Unifi, Inc. (the "Company") for use at the Annual Meeting of the Shareholders to be held Thursday, October 23, 1997, at 10:00 A.M. Eastern Daylight Savings Time, at the Company's Plant T-5 facility located at 1641 Shacktown Road in Yadkinville, North Carolina, or at any adjournment or adjournments thereof. This statement and the form proxy will first be mailed to the shareholders entitled to notice of the Annual Meeting on or about September 23, 1997.

     The expense of this solicitation will be borne by the Company. Solicitations of proxies may be made in person, by mail or other telephone, telegraph or electronic means by directors, officers and regular employees of the Company who will not be specifically compensated in such regard. In addition, the Company has retained
D. F. King & Company to assist in the solicitation of proxies and will pay such firm a fee estimated not to exceed $6,500 plus reimbursement of expenses. Arrangements will be made with brokers, nominees and fiduciaries to send proxies and proxy materials, at the Company's expense, to their principals.

     The Company's common stock, par value $.10 per share (common stock) is the only type of stock issued by the Company. Shareholders of record, as of the close of business on September 15, 1997, will be entitled to notice of and to vote at the meeting or any adjournment thereof. As of August 5, 1997, the total number of shares of common stock outstanding and entitled to vote at the Annual Meeting was 61,143,838 shares. Each share of the Company's common stock entitles the holder to one vote with respect to all matters coming before the meeting and all of such shares vote as a single class.

     All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made with respect to the matter to be acted upon, the shares represented by the proxies will be voted in favor of Proposal No. 1, the election as directors of those nominees named in this proxy statement. IF THE ENCLOSED FORM OF PROXY IS EXECUTED AND RETURNED IT MAY, NEVERTHELESS, BE REVOKED AT ANY TIME BEFORE IT IS VOTED BY WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY OR BY THE SHAREHOLDER PERSONALLY ATTENDING AND VOTING HIS OR HER SHARES AT THE MEETING.

                             VOTING OF SHARES

     The holders of a majority of the outstanding shares entitled to vote, present in person or represented by proxy at this meeting, will constitute a quorum for the transaction of business.

     Each share represented is entitled to one vote on all matters properly brought before the meeting. Please specify your choice by marking the appropriate boxes on the enclosed proxy card and sign-ing it. Directors shall be elected by a plurality of the votes cast by the shareholders at a meeting in which a quorum was present. Therefore, shares not voted and broker non-votes will have no effect on the election of directors. Broker non-votes, which occur when brokers do not receive voting instructions from their customers on non-routine items and consequently have no direction to vote on such items, are not counted for purposes of determining a quorum.

            INFORMATION RELATING TO PRINCIPAL SECURITY HOLDERS

     The following table sets forth information, as of August 5, 1997, with respect to each person known or believed by the Company to be the beneficial owner, having sole voting and/or investment power (other than as set forth below) of more than five percent (5%) of the Company's common stock and the Company's directors and officers as a group.

Name and Address of More           Amount and Nature   Percent of
than 5% Owners                     Beneficially Owned  Class

FMR Corp. (a)                      9,762,750              15.13%
82 Devonshire Street
Boston, MA  02109

Wachovia Corporation (b)           4,632,817               7.20%
P.O. Box 3099  MC 32121
Winston-Salem, NC  27150

All Directors and Executive        3,483,435               5.50%
Officers and Nominees for Di-
rectors, as a group on August 5,
1997 (c)

(a) As indicated in its Schedule 13G, dated February 14, 1997, by FMR Corp, a holding company and its subsidiaries, held sole power to dispose or to direct the disposition of 9,762,750 shares and sole voting power with respect to 216,100 shares.

(b) As indicated in its Schedule 13G, dated February 14, 1997, Wachovia Corporation and its wholly-owned subsidiaries Wachovia Bank of North Carolina, N.A., Wachovia Bank of Georgia, N.A., and Wachovia Bank of South Carolina, N.A., as Trustees, may be deemed to beneficially own 4,632,817 shares by virtue of having sole voting power over 3,330,525 shares, shared voting power over 1,176,867 shares, sole dispositive power over 4,575,398 shares, and shared dispositive power over 1,862 shares.

(c) This amount includes the 1,721,101 shares of the common stock of the Company which could be acquired through the exercise of stock options within sixty (60) days after August 5, 1997. Additional information regarding stock options is provided on pages 8-11.

     Cede & Co., as of August 5, 1997, the nominee of the Depository Trust Company, New York, New York, which provides custodial service for various institutions such as banks and brokerage firms, was the record holder of 51,500,185 shares of the Company's common stock representing 84.23% of the outstanding shares of said stock. The Company does not believe that any of these shares were owned beneficially by Cede & Co.

     The definition of "beneficial ownership" referred to herein is that the owner listed has either the voting or investment power, or both, alone or shared with others over the number of shares shown, and options beneficially owned under Rule 13d-3.

                           ELECTION OF DIRECTORS

General Information -

     The Board of Directors at its regular meeting on April 17, 1997, amended the bylaws of the Company to increase the number of directors from nine (9) to ten (10), with the directors being divided into three classes; Class 1 and Class 2 consisting of three
(3) members each and Class 3 having four (4) members; and elected Mr. R. Wiley Bourne, Jr., to serve as a Class 3 Director, effective July 16, 1997, until the 1997 Annual Meeting of the Shareholders. The term of each class is staggered so that the term of one class expires at each Annual Meeting of the Shareholders. A director shall hold office until the Annual Meeting for the year in which his term expires and until his successor shall be elected and qualified, subject to his prior death, resignation, retirement or removal from office.

     The Board of Directors has nominated the following persons as CLASS 3 DIRECTORS - William T. Kretzer, G. Allen Mebane, IV, J.B. Davis and R. Wiley Bourne, Jr. - to serve until the Annual Meeting in 2000, or until their respective successors are elected and qualified.

     All the nominees for election are incumbents and have consented to be named in this proxy statement and to serve, if elected. If for any reason any of the nominees should not be a candidate for election at the meeting, the proxy will be voted for substitute nominees designated by the Board of Directors. The Board does not anticipate that any of the nominees will be unavailable. The nominees and directors continuing in office will normally hold office until the Annual Meeting of the shareholders in the year indicated.

     Biographical information concerning each nominee and director, his age; the year each director and nominee was first elected to the Board of Directors; his current principal occupation (which has continued for the last five (5) years unless otherwise indicated); the name and principal business of the corporation in which he is employed and all positions and offices which he presently holds with said corporation or the principal business of the corporation in which his occupation is carried on; and his directorship in publicly-held companies, other than Unifi, Inc., are set forth below. The sole (unless otherwise indicated) and beneficial ownership of the common stock of the Company, as defined in Rule 13d-3 promulgated under the Exchange Act, as of August 5, 1997 for each director and nominee are set forth in the table beginning on page 4.

                     NOMINEES FOR ELECTION AS DIRECTORS

CLASS 3 NOMINEES TO TERMS EXPIRING 2000:

     WILLIAM T. KRETZER, (51), President and Chief Executive Officer of Unifi, Inc., Greensboro, North Carolina. He became an employee of the Company in 1971, served in various offices until 1985 when he was elected President and Chief Executive Officer, as well as a Director of the Company. He is a member of the Executive Committee (Chair).

     G. ALLEN MEBANE, (68), is Chairman of the Board of Directors of Unifi, Inc., Greensboro, North Carolina. He was co-founder of the Company in 1971, has been a member of the Board of Directors since said date and became Chairman of the Board in 1977. He served as President and Chief Executive Officer of the Company from 1971 until 1985. He is a member of the Executive Committee and an ex-officio member of the Compensation Committee.

     J. B. DAVIS, (53), is President and Chief Executive Officer of Klaussner Furniture Industries, Inc., Asheboro, North Carolina. He has been an Executive Officer and Director of Klaussner Furniture Industries, Inc. since February 1970 and was elected as President and Chief Executive Officer in 1981. He was elected by the Board of Directors of this Company as a director on July 18, 1996, and by the shareholders of the Company at their Annual Meeting on October 24, 1996, and is a member of the Incentive Stock Option Committee.

     R. WILEY BOURNE, JR., (60), Vice-Chairman and Executive Vice President of Eastman Chemical Company, Kingsport, Tennessee. He has been an Executive Vice President of Eastman Chemical Company since 1989. He is a member of the Board of Trustees and Executive Committee of the United States Council for International Business. He serves on the boards of the American Industrial Health Council, East Tennessee State University Foundation, Massachusetts Institute of Technology Society of Sloan Fellows, Tennessee Wesleyan College, the advisory board of First Tennessee Bank, the Visiting Committee of the James H. Quillen College of Medicine, and the Board of Visitors of North Carolina A & T University. He is also a member of the Society of Chemical Industry. He was elected a director of the Company by its Board of Directors, effective July 16, 1997.

CLASS 1 DIRECTORS SERVING UNTIL THE 1998 ANNUAL MEETING:

     DONALD F. ORR, (54), is Chairman of Sweet Pea Capital,
Greensboro, North Carolina, an investment capital firm, which was formed in November, 1978. He has been a Director of the Company since 1988, and is a member of the Company's Audit Committee
(Chair), the Compensation Committee, and the Incentive Stock Option
Committee.

     ROBERT A. WARD, (57), Senior Advisor to President of Unifi, Inc., Greensboro, North Carolina. He was an Executive Officer from 1971 to 1996, and has been a Director of the Company since 1971. He is a member of the Audit Committee and the Compensation Committee.

     G. ALFRED WEBSTER, (49), Executive Vice President of Unifi,
Inc., Greensboro, North Carolina. He has been an Executive Officer of the Company since 1985, a Director since 1986, and is a member of the Executive Committee.

CLASS 2 DIRECTORS SERVING UNTIL THE 1999 ANNUAL MEETING:

     CHARLES R. CARTER, (65), Retired as Minister of the Forest Hills Presbyterian Church, High Point, North Carolina, and now resides in Blowing Rock, North Carolina. He was Minister of the Forest Hills Presbyterian Church from 1967 to 1997. He has been a Director of the Company since 1982, and is a member of the Audit Committee, the Compensation Committee and the Incentive Stock Option Committee (Chair).

     JERRY W. ELLER, (57), Executive Vice President of Unifi, Inc., Yadkinville, North Carolina. He has been an Executive Officer of the Company since 1981, a Director of the Company since 1985, and is a member of the Executive Committee.

     KENNETH G. LANGONE, (62), an Investment Banker and Managing Director of Invemed Associates, Inc., an investment banking firm, New York, New York, since 1974. He is a Director of DBT Online, Inc., St. Jude Medical, The Home Depot, Inc., and United States Satellite Broadcasting Company, Inc. He has been a Director of the Company since 1969 and is a member of the Audit Committee and the Compensation Committee (Chair).

                      SECURITY HOLDINGS OF DIRECTORS,
                      NOMINEES AND EXECUTIVE OFFICERS

Directors                Amount and Nature of     Percentage of
                        Beneficial Ownership(1)    Ownership

G. Allen Mebane(3)           823,325                1.30
William T. Kretzer(4)        874,993                1.38
Jerry W. Eller(5)            277,227                (2)
G. Alfred Webster(6)         399,536                (2)
Charles R. Carter(7)          51,167                (2)
Kenneth G. Langone(8)        165,000                (2)
Donald F. Orr(9)             176,653                (2)
Robert A. Ward(10)           343,146                (2)
R. Wiley Bourne, Jr.(11)       3,333                (2)
J. B. Davis(12)               10,333                (2)
Raymond Maynard(13)          303,389                (2)
Willis C. Moore, III(14)      55,333                (2)
All Directors and          3,483,435                5.50
Executive Officers
and Nominees for
Directors [12 persons](15)
--------------------------
 (1) All shares are owned directly and with sole voting and dispositive power, except as otherwise noted. Ownership is as of August 5, 1997.

 (2) Represents less than one percent (1%) of the Company's common stock.

 (3) Includes 534,856 shares that he has a right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him; and 76,125 shares owned by his wife over which he has voting rights but disclaims any other beneficial ownership.

 (4) Includes 471,334 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 24,750 shares owned by members of his immediate family, which shares may be determined to be beneficially owned by him.

 (5) Includes 116,145 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

 (6) Includes 216,832 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 39,357 shares held in trust for the benefit of his children, which shares may be determined to be beneficially owned by him.

 (7) Includes 29,666 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

 (8) Includes 25,000 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

 (9) Includes 25,000 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 3,950 shares owned by the Orr Family Trust over which he has voting power, which shares may be determined to be beneficially owned by him.

(10) Includes 115,906 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him, and 100,229 shares owned by a trust of which his wife, Margaret Ann Ward, is Trustee, in which he disclaims all beneficial interest.

(11) Includes 3,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(12) Includes 3,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company and 7,000 shares owned by North Carolina Trust Company over which he has sole voting and dispositive power, which shares may be determined to be beneficially owned by him.

(13) Includes 124,363 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(14) Includes 55,333 shares that he has the right to purchase under presently exercisable stock options granted to him by the Company, which shares may be determined to be beneficially owned by him.

(15) Includes 1,721,101 shares that they have the right to purchase within sixty (60) days after August 5, 1997, under presently exercisable stock options granted to them by the Company, which shares may be determined to be beneficially owned by them.

                          DIRECTORS' COMPENSATION

  Each director who is not an employee of the Company was paid for serving on the Board during fiscal year ended June 29, 1997, a retainer at the rate of $24,000 per annum and an additional $1,000 for each meeting of the Board of Directors attended, as well as being reimbursed for reasonable expenses incurred in attending said meetings. Directors who are employees of the Company are paid an attendance fee of $1,000 for each meeting of the Board attended.


                COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors has four (4) standing committees: the Executive Committee, the Compensation Committee, the Audit Committee, and the Incentive Stock Option Committee. The Executive Committee (composed of Messrs. Mebane, Kretzer, Eller, and Webster) met regularly during the year. The Compensation Committee (composed of Messrs. Carter, Langone, Ward, Orr and Mebane, as an ex-officio member) met twice during the year. The Audit Committee (composed of Messrs. Orr, Carter, Langone and Ward) met twice during the year. The Incentive Stock Option Committee (composed of Messrs. Carter, Orr and Davis) met three times during the year.

  The Board of Directors has no Nominating Committee; however, in relation to nominations, the Executive Committee recommends to the Board nominees for election as directors. The Executive Committee will consider those recommendations by shareholders which are submitted with biographical and business experience information to the Secretary, in compliance with the Shareholder Proposals provision, hereinafter set forth.

  The Executive Committee has, except to the extent prohibited by the Business Corporation Law of the State of New York, all the powers of the Board in the management of the Company. All important actions taken by the Executive Committee are required to be reported to the Board at the meeting next succeeding such action. The Executive Committee, as noted in the preceding paragraph, makes recommendations of nominees for directors to the Board.

  The Compensation Committee's duties include, among other things, the review of performance and approval of salaries and other types of compensation for senior management of the Company, advising senior management with respect to the range of compensation to be paid other officers of the Company, making recommendations to the full Board concerning benefit plans for the Company's directors, officers and employees and grants of stock options under the Company's 1987 Non-Qualified Stock Option Plan.

  The Audit Committee's function is to be aware of the financial reporting procedures of the Company, review with the independent auditors the plans and results of the audit engagement, and to investigate when called upon and recommend such changes as deemed desirable to the Board. The control over the financial reports of the Company is the function of Management and the objective of this committee is to act as liaison with the Board in a recommendation capacity.

  The Incentive Stock Option Committee administers the 1992 Incentive Stock Option Plan and 1996 Incentive Stock Option Plan.
It has exclusive authority to select the persons to whom options shall be granted, determine the number of shares subject to each option, the time or times an option shall be granted, the exercise price of the shares subject to option, which shall not be less than the price per share of the Company's common stock at the close of business on the New York Stock Exchange on the date the option is granted, determine when options may be exercised, and establish such other provisions in the Option Agreement, as the committee may deem necessary or desirable, consistent with the terms of the plan.

  The Board of Directors met four (4) times during fiscal year 1997. All directors attended at least seventy-five percent (75%) of the meetings of the Board and the Committees of the Board during the period in which they served as a director or a committee member.

           COMPENSATION AND OPTION COMMITTEES INTERLOCKS AND
            INSIDER PARTICIPATION IN COMPENSATION DECISIONS

  Mr. Langone is a director, controlling stockholder, and Chairman of the Executive Committee of Salem National Corporation. In fiscal year 1997, the Company paid Salem Leasing Corporation, a wholly-owned subsidiary of Salem National Corporation, $3,655,815 on leases of tractors and trailers, and for services thereto. The terms of the Company's lease with Salem Leasing Corporation are, in Management's opinion, no less favorable than the Company would have been able to negotiate with an independent third party for similar equipment and services.

  Mr. Langone is Chairman of the Board of Directors and principal shareholder of Invemed Associates, Inc., an investment firm. During fiscal year 1997, such firm performed certain advisory services for the Company and acted on behalf of the Company in connection with its repurchase of shares of its common stock. Mr. Mebane owns in excess of ten percent (10%) of said firm's equity securities. The amount paid Invemed Associates, Inc. for services rendered during the fiscal year ended in 1997 was as follows: (a) Advisory Services
- $60,000; (b) Fee as Dealer/Manager for the Company's Tender Offer (pursuant to Section 13(e)(1) of the Securities and Exchange Act of 1934) and as Broker/Commissions on the repurchase of the Company's shares on the NYSE - $156,000. In the opinion of Management, the fees and commissions paid to Invemed are as fair and reasonable and as favorable to the Company as the fees that could have been obtained from unrelated third parties.

                 EXECUTIVE OFFICERS AND THEIR COMPENSATION

  The following table sets forth information for fiscal years ended June 1997, 1996 and 1995, as to compensation paid by the Company and its subsidiaries (for the purpose of this section, collectively referred to as "Company") to the Chief Executive Officer ("CEO"), and the four most highly compensated executive officers for services rendered in all capacities during the last three (3) fiscal years.


                     UNIFI, INC. SUMMARY COMPENSATION TABLE

                          Annual Compensation
Name and Principal        ------------------- Other Annual            All Other
    Position        Year  Salary     Bonus   Compensation(1) Options  Comp.(2)
-----------------------------------------------------------------------------

William T. Kretzer  1997  $750,000   $450,000   $ 55,735   20,000(3) $  28,360
President/CEO       1996  $750,000   $250,000   $ 53,577   20,000    $  27,884
and Director        1995  $750,000   $250,000   $ 52,070  231,000    $  26,650

G. Allen Mebane, IV 1997  $800,000   $300,000   $128,672   20,000(3) $  40,964
Chairman of the     1996  $800,000   $250,000   $ 67,823   20,000    $  42,157
Board and Director  1995  $800,000   $250,000   $ 88,850  283,190    $  39,040

Jerry W. Eller      1997  $400,000   $135,000       -      15,000(3) $  27,845
Exec Vice President 1996  $400,000   $110,000       -      15,000    $  28,890
and Director        1995  $400,000   $100,000       -      71,145    $  26,642

Raymond W. Maynard  1997  $250,000   $150,000       -      15,000(3) $  21,205
Senior Vice         1996  $250,000   $125,000       -      15,000    $  22,198
President           1995  $250,000   $100,000       -      50,000    $  21,169

Willis C. Moore,III 1997  $275,000   $140,000       -      25,000(3) $  19,267
Vice President &    1996  $275,000   $100,000       -      15,000    $  20,481
Chief Financial
Officer
----------------------------------------------------------------

Footnotes:

(1) As permitted by the Securities and Exchange Commission's rules regarding disclosure of executive compensation in proxy statements, this column excludes perquisites and other personal benefits of the named executive officer if their total cost is less than $50,000. The amounts reported under "Other Annual Compensation" are the approximate incremental cost to the Company of their respective personal travel expense, where applicable.

(2) The components of the amounts shown in this column consist of the following: (i) a director's fee of $4,000 each paid to the CEO, Mr. Mebane and Mr. Eller; (ii) payments of the Company's portion of the premiums on the split-dollar life insurance in 1997, 1996 and 1995, respectively, amounted to: Mr. Kretzer - $5,036, $3,367 and $2,940; Mr. Mebane - $17,640, $17,640 and $15,330; Mr. Eller - $4,521, $4,373 and $2,932;
Mr. Maynard $1,881, $1,681 and $1,459; and Mr. Moore - $788 and $826; and
(iii) allocation of the Company's contributions to the Profit Sharing Plan in 1997, 1996, and 1995 respectively, for the CEO and other named executive officers amounted to: Mr. Kretzer - $19,324, $20,517 and $19,710; Mr. Mebane
- $19,324, $20,517 and $19,710; Mr. Eller - $19,324, $20,517 and $19,710;
Mr. Maynard - $19,324, $20,517 and $19,710; and Mr. Moore - $18,479 and
$19,655. No distributions were made under the Profit Sharing Plan to any of the executive officers.

(3) Non-Qualified Stock Options - granted under the 1996 Plan which vest in three approximately equal annual increments.

                 EMPLOYMENT AND TERMINATION AGREEMENTS

  The Company has an Employment Agreement with Mr. Mebane which provides that from July 1, 1990, through June 30, 2000, (the "executive period") Mr. Mebane would receive a salary of $800,000 per annum, plus such additional compensation and bonuses as may be awarded, from time to time, by the Board of Directors of the Company and is entitled to receive Directors' Fees; and from July 1, 2000, until June 30, 2005, (the "consultant period"), Mr. Mebane would receive annual compensation equal to one-fourth (1/4) of the base compensation being paid to him during the last year of his executive employment.

  The Company has an Employment Agreement with Mr. Kretzer, effective July 1, 1990, and ending June 30, 2000. The agreement was amended in 1992 to increase Mr. Kretzer's salary from $550,000 to $750,000 per annum, plus such additional compensation and bonuses as may be awarded, from time to time, by the Board of Directors of the Company and is entitled to receive Directors' Fees. The other terms of the agreement were not amended.

  The Company has Severance Employment Agreements with Messrs. Mebane, Kretzer, Eller, and Webster. The agreements provide that if said executive officers' employment is terminated involuntarily, other than by death or disability or cause, or voluntarily, other than for good reason, after a change in control of the Company, such executive officer may receive certain benefits. The present value of the benefits will be 2.99 times such executive officer's average annual taxable compensation paid during the five (5) calendar years preceding the change in control of the Company limited to the amount deductible by Unifi, Inc. and as may be subject to excise taxes under the Internal Revenue Code, all as determined by the Company's Independent Certified Public Accountants, whose decision shall be binding upon the Company and the executive officers. A change in control is deemed to occur if someone acquires twenty percent (20%) or more of the outstanding voting stock of the Company, or if there is a change in the majority of directors under specified conditions within a two-year
(2) period. The benefits under these contingent employment agreements are, as noted, contingent and therefore not reported under the Summary Compensation Table.


                          OPTIONS GRANTED

  Information concerning grants of options in 1997 is presented in the following table. The options were granted on April 17, 1997, under the 1996 Non-Qualified Stock Option Plan at an exercise price equal to the closing price per share of the Company's common stock on the New York Stock Exchange as of the date of grant and vest over a two-year period. One-third of the options vested as of April 17, 1997; an additional one-third will vest on April 17, 1998; and the final one-third will vest on April 17, 1999.


                       OPTION GRANTS IN FISCAL YEAR 1997
                                                            Potential Realized Value at
                Individual Grants                         Assumed Annual Rates of Stock
                                                           Price Appreciation
         ------------------------------------            -----------------------------
                 % of Total
         Options Options Granted   Exercise or                                 Present
         Granted to Employees      Base Price  Expiration  5%         10%      Value
Name       (#)   in Fiscal Year(1) ($/Share)   Date        ($)        ($)      ($)(2)
------   ------- ---------------  --------- ----------  --------- -----------  ---------
Kretzer(3) 20,000    7.4%         $31.000     04/17/07  $390,000  $  988,200  $266,400
Mebane(3)  20,000    7.4%         $31.000     04/17/07  $390,000  $  988,200  $266,400
Eller(3)   15,000    5.5%         $31.000     04/17/07  $292,500  $  741,150  $199,800
Maynard(3) 15,000    5.5%         $31.000     04/17/07  $292,500  $  741,150  $199,800
Moore(3)   25,000    9.2%         $31.000     04/17/07  $487,500  $1,235,250  $333,000
-------------------------------------------------------------------------

Footnotes:
1)   Total amount granted in FY 1997 equals 270,500 NQSO.

2) The Grant Date Present Value was calculated using the Black-Scholes option valuation model. Assumptions used in the calculation of the Black-Scholes values are as follows: Stock price on date of grant and exercise price: 04/17/97 $31.00 --- Expected Dividend Yield: 1.72% --- Risk-Free
Rate: 6.18% --- Term: 10 Years --- Volatility: .31.

3) Non-Qualified Stock Options - granted under the 1996 Plan which vest in three approximately equal annual increments.

                     OPTION EXERCISES AND OPTION/SAR VALUES

  The net value realized upon the exercise in fiscal year 1997 of previously granted options and the number and value of unexercised options are shown in the following table.

        AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
            OPTION/SAR VALUES



       Shares               Number of Unexercised        Value of Unexercised
       Acquired    Value     Options/SARS            In-the-Money Options/SARs
       on Exercise Realized  at Year End                 at Year End (1)
                            ------------------------- --------------------------
Name      (#)      ($)      Exercisable Unexercisable  Exercisable Unexercisable
                                            (2)                          (2)
----- ------------ -------  ----------- -------------  ------------ ------------

Kretzer      0   $        0  471,334    13,334          $8,931,804    $78,337
Mebane       0   $        0  534,856    13,334          $6,091,333    $78,337
Eller  147,918   $3,889,514  116,145    10,000          $1,366,130    $58,750
Maynard      0   $        0  124,363    10,000          $1,472,964    $58,750
Moore        0   $        0   55,333    16,667          $  598,706    $97,919
----------------

Footnotes:
1) The fair market value of the Company's common stock at its fiscal year end, June 29, 1997 was $36.875.
2) Non-Qualified Stock Options - granted under the 1996 Plan on April 17, 1997. The options are subject to a two-year vesting schedule; one-third were vested at the time of grant; an additional one-third vests on April 17, 1998; and, the final one-third vests on April 17, 1999.

     REPORT OF THE COMPENSATION AND INCENTIVE STOCK OPTION COMMITTEES
                         ON EXECUTIVE COMPENSATION

  This report of the Compensation Committee and the Incentive Stock Option Committee ("Committees") of the Board of Directors sets forth the Company's compensation policies with respect to the executives of the Company, including the named executives for whom specific compensation information is reported in the accompanying summary compensation tables.

  The Compensation Committee during fiscal year 1997 was composed of three non-employee directors and one employee director of the Company. The non-employee directors determine the compensation of the employee directors and the full Compensation Committee determines the compensation of other officers. The Committee's duties include the review of performance and approval of salaries and other types of compensation for senior management of the Company; advising senior management with respect to the range of compensation to be paid to other officers of the Company; and making recommendations to the full Board concerning benefit plans for the Company's directors, officers and employees and the granting of stock options under the Company's 1987 Non-Qualified Stock Option Plan.

  The Incentive Stock Option Committee is composed of three non-employee directors who determine the executives and other personnel who will receive options, the number of shares subject to the option, the price and other terms and conditions of the options granted under the Company's 1992 Incentive Stock Option Plan and the 1996 Incentive Stock Option Plan. The members of the Incentive Stock Option Committee cannot be granted options under the Incentive Stock Option Plans.

COMPENSATION PHILOSOPHY

  One of the Company's primary business objectives is to maximize long-term shareholder returns. To achieve this objective it is necessary to attract, retain and motivate the highest quality management team possible that can conceptualize, strategize and technically implement business development, product development, manufacturing technology, and service programs to generate long-term growth.

  Establishing compensation programs generally and determining the compensation of individual executive officers can be complex matters involving numerous issues and a variety of data. The Company's Committees and its Board believe that the compensation programs should be flexible to allow judgment and discretion on the part of the Committees rather than utilizing a formula approach. The compensation of the executive officers, including the CEO, is determined on a subjective evaluation, including said officer's past, present and future value to the Company, the performance of the Company contrasted with the economic conditions of the textile market in particular, and the economy in general. The Committees view the compensation in three component parts; base salary, annual cash incentive compensation (collectively, "cash compensation") and stock option grants.

BASE SALARIES

  The Compensation Committee recommends to the Board of Directors base salaries it thinks are fair and reasonable for the services rendered by the respective executive officers and necessary to keep him or her from resigning and going to work for some other corporation. Adjustments to base salaries for executives are recommended annually by the Committee, based on individual performances and contributions to the Company's success. All base salary adjustments are approved by the full Board. Base salaries for the named executives, including the CEO, did not increase in fiscal year 1997. Mr. Mebane's and Mr. Kretzer's base salaries are covered by Employment Agreements.

ANNUAL CASH INCENTIVE COMPENSATION

  The Company rewards executives based on each fiscal year's results and reflects a balance between overall corporate performance and performance of the specific areas of the Company under the individual's control. The annual cash incentive compensation, in the form of bonuses, are, as previously noted, based on subjective evaluation of the respective executive. Bonuses, if any, recommended by the Committees are subject to the approval of the full Board.

  The annual incentive compensation awarded to the named executives in the Summary Compensation Table other than the Chief Executive Officer averaged 42.03% of base salary compared to 33.91% of base salary in fiscal 1996. The Committees recommended approval of the bonuses to the full Board, noting exceptional performance by Management for the year.

STOCK OPTIONS

  The Company has six stock option plans: the 1996 Incentive Stock
Option Plan; the 1996 Non-Qualified Stock Option Plan; the 1992
Incentive Stock Option Plan; the 1987 Non-Qualified Stock Option
Plan under which options can not be granted after October 21, 1997;
the 1982 Incentive Stock Option Plan; and the Unifi Spun Yarn's 1992 Employee Stock Option Plan (this Plan was acquired in the Vintage Yarns, Inc.
merger). Options can no longer be granted under the 1982 Plan or the USY Plan.

  Incentive stock options are granted from time to time to key management employees, as approved by the Incentive Stock Option Committee. Options are granted with an exercise price equal to the fair market value of the shares of the Company's common stock on the date of grant. Non-Qualified Stock Options are granted from time to time to directors who are not employees of the Company (outside directors), officers and other key employees by the Board of Directors on the recommendation of the Compensation Committee or other committees as the Board of Directors may designate. Non-Qualified Stock Options may be granted at such exercise price as the Board of Directors deems appropriate however, to date all options have been granted with an exercise price equal to the fair market value of the shares of the Company's common stock on the date of grant.

  The optionee will receive value from the grants only if the market value of such shares increase. Because the compensation element of options is dependent upon increase over time in the market value of such shares, stock options represent compensation that is tied to the Company's long-term performance for periods of up to ten (10) years (the period during which such option may be exercised). Compensation in the form of stock options serves to align the interest of the optionee directly with the interest of the Company's shareholders.

  In 1997, the stock options granted to the executive officers as a group constituted approximately 24.16% of their total 1997 compensation package, utilizing (for illustration purposes only) the valuation method used in the Table of Option Grants in Fiscal Year 1997, as provided on page 8. Executive officers will realize no value from their stock option grant unless the market price of the shares of the Company stock rises above such price on the date of the grant.

1997 COMPENSATION FOR CHIEF EXECUTIVE OFFICER

  Compensation paid to the Chief Executive Officer, Mr. Kretzer, during the fiscal year was based on the same factors generally applicable to compensation paid to other executives of the Company. Mr. Kretzer's base salary was $750,000 (as provided in his Employment Agreement) and his annual cash incentive compensation (bonus) represented 60% of his base salary as compared to 33.33% for fiscal 1996. The Board of Directors granted Mr. Kretzer options for 20,000 shares at a per share exercise price of $31.00, the closing price per share on the New York Stock Exchange as of the date of grant, under the 1996 Non-Qualified Stock Option Plan.

COMMITTEES' JUDGMENT

  It is the judgment of the Committees that in 1997, and for the three periods ending June 29, 1997, the Company had excellent results and total compensation to the executives was appropriate for such performance and to retain and motivate such executives in the future. The foregoing report has been furnished by the members of the following Committees:

Compensation Committee:                 Incentive Stock Option Committee:
Donald F. Orr                           Charles R. Carter
Charles R. Carter                       Donald F. Orr
Kenneth G. Langone                      J. B. Davis
Robert A. Ward


              PERFORMANCE GRAPH - SHAREHOLDER RETURN ON COMMON STOCK

     COMPARE 5-YEAR CUMULATIVE TOTAL RETURN AMONG UNIFI, INC.,
                NYSE MARKET INDEX AND MG GROUP INDEX



NOTE:  PURSUANT TO REG. SECTION 232.304 (d) THE PERFORMANCE GRAPH IS OMITTED
  HEREIN AND REPRESENTED BY THE FOLLOWING TABLE:



  COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* AMONG UNIFI, INC., MEDIA
    GENERAL TEXTILE AND THE NEW YORK STOCK EXCHANGE MARKET VALUE INDICES


Company           June 1992 June 1993 June 1994 June 1995 June 1996 June 1997
---------------   --------  --------- --------- --------- -------- ----------
Unifi, Inc.       $100.00   $148.34   $104.30   $108.74   $130.20   $173.22
Media General
Textile Group     $100.00   $106.48   $ 96.97   $ 96.18   $105.39   $130.50
New York Stock
Exchange Market
Value             $100.00   $113.41   $117.36   $140.09   $175.27   $228.94

----------------

* Assumes $100 invested in the common stock of Unifi, Inc. and comparison groups on June 28, 1992. Assumes reinvestment of dividends.

                        NEW YORK STOCK EXCHANGE

   Unifi, Inc.'s Common Stock now trades on the New York Stock
Exchange (NYSE) under the symbol "UFI", with the closing price of said stock on September 16, 1997, being $41.06 per share.

                   INFORMATION RELATING TO THE COMPANY'S
                 INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

   Ernst & Young LLP, the Company's Independent Certified Public Accountants for fiscal year ended June 29, 1997, is expected to be present at the shareholders' meeting, at which time a represent-ative will have an opportunity to make a statement if he/she so desires and to answer appropriate questions from shareholders.

                       COMPLIANCE WITH SECTION 16(a)
                    OF THE SECURITIES AND EXCHANGE ACT

   Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and any person who owns more than ten percent of the Company's stock, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of common stock.
Such persons are required by the SEC's regulations to furnish the Company with copies of all Section 16(a) reports they filed.

   To the Company's knowledge, based solely on its review of the copies of such reports furnished to the Company and written representation that no other reports were required during fiscal year ended June 29, 1997, all such Section 16(a) filing requirements were met.

                           SHAREHOLDER PROPOSALS

   Any shareholder satisfying the Securities and Exchange Commission's requirements and wishing to submit a proposal to be included in the 1998 proxy statement should submit the proposal in writing to Secretary, Unifi, Inc., 7201 West Friendly Avenue, Greensboro, North Carolina 27410. Unifi, Inc. must receive the proposal by May 22, 1998, in order to consider it for inclusion in the 1998 Proxy Statement.

                              OTHER MATTERS

   The Management of the Company is not aware of any other matters which may be presented for action at the meeting other than those set forth herein. However, should any other matter requiring the vote of the shareholders arise, it is intended that shares represented by proxies in the accompanying form will be voted by the persons named in the proxy in accordance with their best judgment.

                                 BY ORDER OF THE BOARD OF DIRECTORS


                                      CLIFFORD FRAZIER, JR.
                                      Secretary

Greensboro, North Carolina
September 23, 1997

                  APPENDIX "A" FORM PROXY [PROXY CARD-SIDE ONE]

                                UNIFI, INC.
  PROXY
                         Annual Meeting October 23, 1997

     The undersigned hereby appoints Willis C. Moore, III and C. Clifford Frazier, Jr., or either of them with full power of substitution, as attorneys and proxies to represent and vote all shares of Unifi, Inc. Common Stock which the undersigned is entitled to vote at the Annual Meeting of the Shareholders to be held at the corporation's Plant T-5 facility at 1641 Shacktown Road, in Yadkinville, North Carolina, on Thursday, October 23, 1997, at 10:00 A.M. Eastern Daylight Savings Time, and any adjournment or adjournments thereof as follows:

     (1) PROPOSAL NO. 1 - Election of Directors
         To vote FOR [ ]                                  WITHHOLD AUTHORITY [ ]
         all nominees listed below (except as marked      to vote for all
         to the contrary below)                           nominees listed below

     Nominees:  G. Allen Mebane, William T. Kretzer, J.B. Davis and
                R. Wiley Bourne, Jr.

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)


     ______________________________________________________________________

                    APPENDIX "A" CONTINUED [PROXY CARD-SIDE TWO]


     The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof.

     THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED FOR THE BOARD OF DIRECTORS' NOMINEES FOR DIRECTORS UNLESS A CONTRARY CHOICE IS SPECIFIED, IN WHICH CASE THE PROXY WILL BE VOTED AS SPECIFIED.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated September 23, 1997, and the Proxy Statement furnished therewith.

     Dated this     day of           , 1997.

                                       ------------------------------(SEAL)

                                       ------------------------------(SEAL)

                                       NOTE:  Signature should agree with name
                                       on stock certificate as printed hereon.
                                       Executors, administrators, trustees and
                                       other fiduciaries should so indicate when signing. If the signer is a corporation, please sign in full corporate name, by duly authorized officer.

          This Proxy is Solicited on Behalf of the Board of Directors.
             Please date, sign and return this Proxy. Thank you.